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                                                                   EXHIBIT 10.15




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                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                              INTERMET CORPORATION

                                       AND

                                  GARY F. RUFF

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                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the "Agreement"), effective as of the date of execution hereof (the "Effective Date"), amends and supersedes the Employment Agreement dated as of the 1st day of June, 1999, by and between INTERMET CORPORATION, a Georgia corporation having its principal place of business in Troy, Michigan (the "Company"), and GARY F. RUFF, a resident of Rochester Hills, Michigan (the "Executive").

     The Company desires to continue the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth.

     Accordingly, the Company and the Executive agree as follows:

                                   ARTICLE I

                                     DUTIES

     1.01 Duties. The Executive shall continue to be a member of the Board of Directors of the Company (the "Board") and following the Board's July, 2003 meeting, shall be appointed as the Chief Executive Officer and President of the Company (the "Initial Election") and shall assume the duties and responsibilities commensurate with those positions, it being contemplated that the shareholders and Directors of the Company will elect and re-elect the Executive to those offices throughout the Contract Term (as defined in Section 2.01). It is anticipated that Executive will be elected to serve as Chairman of the Board ("Chairman") following the July, 2004 Board meeting. The Executive will report solely to the Board. During the Contract Term, and excluding any periods of vacation, sick leave or Disability (as defined in Section 6.01) to which the Executive is entitled, the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities of the Executive's positions as described herein.

     1.02 Other Activities. During the Contract Term (as defined in Section 2.01), it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions or
(c) manage personal investments, so long as such activities are consistent with the policies of the Company as of the date hereof and do not materially interfere with the performance of the Executive's duties in accordance with this Agreement.

                                   ARTICLE II

                                TERM OF AGREEMENT

     2.01 Term. Subject to the termination provisions hereinafter provided, the term of this Agreement shall commence as of the Effective Date hereof and end on the third anniversary of such date ("Contract Term"); provided, that the Contract Term shall be automatically extended each day commencing with the Effective Date for an additional day such that commencing on the Effective Date this Agreement shall perpetually have an unexpired term of three years until



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the date written notice is provided by either the Company or the Executive that this Agreement is not to be further extended beyond three years from the date of such notice.

                                  ARTICLE III

                                  COMPENSATION

     3.01 Base Salary. During the Contract Term, the Company shall pay or cause to be paid to the Executive in cash, in accordance with the normal payroll practices of the Company for peer executives, in installments not less frequently than monthly, an annual base salary ("Annual Base Salary") equal to $400,000 per year until the Initial Election at which time his Annual Base Salary shall be increased to $450,000 per year. Upon the first anniversary of the Effective Date, Executive's Annual Base Salary shall be increased to $500,000 per year. The Company may from time to time increase the Executive's Annual Base Salary, provided that it shall not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement shall refer to the Annual Base Salary as so increased.

     3.02 Bonus. The Company shall pay or cause to be paid to the Executive a bonus ("Annual Bonus") for each year of the Contract Term equal to the Bonus Percentage (defined below) multiplied by the Company's pretax income for that fiscal year the last day of which falls within the calendar year with respect to which the bonus is payable. The percentage of Company income upon which the bonus shall be determined ("Bonus Percentage") for periods until the Initial Election shall be equal to one-half of one percent (0.5%) of such income and following the Initial Election, shall be equal to eight-tenths of one percent (0.8%) of such income. Upon the first anniversary of the Effective Date, the Annual Bonus for the Executive shall be increased to one percent (1%) of such income. In the event the Company adopts a bonus plan applicable to executive officers which the Board determines reasonably and in good faith offers Executive similar bonus opportunities as provided in this Section 3.02, then Executive shall be eligible for and participate in such plan in lieu of the Annual Bonus provided herein and notwithstanding the provisions of this Section
3.02. For purposes of determining the Annual Bonus, the Company's income shall be calculated in accordance with generally accepted accounting principles consistently applied, prior to deduction for applicable federal, state and local taxes, and prior to payment of executive bonuses and minority interest payments with respect to subsidiaries and affiliates of the Company of which the Company owns less than 100%. The portion of the 2003 Annual Bonus with respect to the period from the Effective Date through June 30, 2003 shall be based upon the Company's financial statements for the period ending June 30, 2003 and the portion of the 2003 Annual Bonus for the period July 1, 2003 through December 31, 2003 shall be based upon the Company's income for the entire 2003 calendar year, reduced by the Company's income for the Effective Date through June 30, 2003 (based upon the Company's financial statements for such period).

     Restricted Stock. Pursuant to the Company's Executive Stock Option and Incentive Award Plan (the "Incentive Plan"), as of the Initial Election the Company shall grant Executive 60,000 restricted shares of the Company's common stock which will vest in twenty-five percent (25%) increments on the first, second, third, and fourth anniversary of the Initial Election. Until vested, the Restricted Stock shall generally be non-transferable; provided that Executive shall have the right to transfer such shares to Executive's spouse or descendants or any




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trust or other entity that principally benefits his spouse and/or descendants.
Until the shares of Restricted Stock are vested, such shares shall be held by the Company; provided that, Executive shall immediately have the right to vote such shares at any meeting of the Company's stockholders and shall immediately have the right to receive all cash dividends (less any applicable withholding taxes) with respect to such shares. In the event Executive's employment terminates upon his death or Disability (defined in Section 6.01, below), or is terminated by the Company without Cause (defined in Section 6.02) or Executive terminates with Good Reason (defined in Section 6.04), the Restricted Stock shall immediately become 100% fully vested and non-forfeitable. In the event of Executive's termination for any other reason, Executive shall forfeit any shares of the Restricted Stock which were not vested immediately prior to his Date of Termination. Except as otherwise provided in this Section 3.03, the Restricted Stock shall be subject to the terms, conditions and additional restrictions in the Incentive Plan and the written award agreement evidencing the grant of the Restricted Stock.

                                   ARTICLE IV

                                 OTHER BENEFITS

     4.01 Incentive, Savings and Retirement Plans. In addition to Annual Base Salary, Annual Bonus and the Restricted Stock, the Executive shall be entitled to participate during the Contract Term in all incentive savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company, including, without limitation those benefits identified in Sections
4.02 through 4.09, below; provided, that Executive shall not participate in any Company severance plan, program, policy or practice or in any other plan, practice, program or policy to the extent the Board reasonably and in good faith determines that such participation would be duplicative of compensation, benefits or perquisites otherwise provided by this Agreement.

     4.02 Welfare Benefits. During the Contract Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company subject to the terms and conditions and eligibility requirements of each such plan, practice, policy, or program.

     4.03 Fringe Benefits. During the Contract Term, the Executive shall be entitled to fringe benefits on the same terms and conditions applicable to other peer executives of the Company.

     4.04 Expenses. During the Contract Term, the Company shall reimburse Executive for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to peer executives of the Company.

     4.05 Automobile. During the Contract Term and in accordance with the Company's applicable policies, if any, the Company shall furnish to the Executive a luxury automobile or




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SUV of his choice; provided, that the manufacturer's suggested retail price for such vehicle shall not exceed $65,000. The Employer shall pay for all expenses associated with the use and enjoyment of the automobile; and shall replace the automobile with a new one on a schedule not less frequently than once every three years. The Company shall issue the Executive a copy of IRS Form 1099 for tax purposes which reflects the value of the Executive's personal use of the vehicle, and shall pay to the Executive an amount in cash ("Tax Reimbursement Payment") which, after reducing such payment by the amount of federal, state, city, local and any other income or other taxes ("Taxes") applicable to the Tax Reimbursement Payment, will equal the amount of Taxes which must be paid by the Executive with respect to the value of the Executive's personal use of the vehicle.

     4.06 Office and Support Staff. During the Contract Term, the Executive shall be entitled to an office or offices of a size and furnishings and other appointments, and to personal secretarial and other assistance provided with respect to other peer executives of the Company, but which is consistent with his positions as Chief Executive Officer and President.

     4.07 Vacation. During the Contract Term, the Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other peer executives of the Company, but not less than four weeks for each calendar year.

     4.08 Retirement Benefit. The Executive shall be entitled to a retirement benefit equal to one year of final Annual Base Salary for each three (3) continuous years of employment with the Company commencing on the Effective Date provided that, for purposes of this paragraph, the Executive shall be credited for periods of continuous employment of less than three years on a pro-rata basis to be calculated by multiplying the Executive's final Annual Base Salary by a fraction, the numerator of which shall be the number of days of continuous employment during the three-year period and the denominator of which is the total number of days in the three-year period. The Retirement Benefit shall fully vest and become non-forfeitable upon the first to occur of the following events: (a) Executive's continuous employment through the date that is the fifth anniversary of the Effective Date; (b) Executive's termination upon his death or Disability; (c) termination of Executive by the Company without Cause; or (d) Executive's termination of employment with Good Reason. Executive shall forfeit the Retirement Benefit in its entirety if he terminates without Good Reason (other than for death or Disability) prior to the fifth anniversary of the Effective Date and shall forfeit the Retirement Benefit in its entirety whether vested or unvested in the event of his termination by the Company for Cause at any time. The vested Retirement Benefit, if any, shall be paid immediately in a lump-sum upon the Executive's termination of employment for any reason other than Cause.

     4.09 Country or Other Private Club Dues. During the Contract Term, Executive shall be entitled to monthly reimbursement of any country club and/or other private club dues and/or assessments incurred by him to a maximum of $1,000 per month. Payments hereunder shall include a Tax Reimbursement Payment with respect to such dues described in Section 4.05.

     4.10 Executive Indemnification. The Executive shall be entitled to indemnification to the full extent permitted by Michigan or other applicable law, including but not limited to attorney fees, judgments and amounts paid in settlement in accordance with and on terms not less favorable than the Directors and Officer's coverage currently provided to the Company's officers




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and directors in the Company's By-Laws (a copy of which is attached hereto as
Exhibit A) as of the Effective Date and to the extent more favorable than that provided in the By-Laws in effect as of the Effective Date hereof, pursuant to the Company's By-Laws as may be in effect from time to time in the future.

     4.11 Personal Use of Company Jet. Executive shall be entitled to use the Company plane for nonbusiness personal or family use for up to 20 flight hours per fiscal year during the Contract Term. Executive shall be responsible for any tax liabilities he incurs as a result of such usage.

                                   ARTICLE V

                            TERMINATION OF EMPLOYMENT

     5.01 Termination of Employment for Cause or Other Than for Good Reason. If, during the Contract Term, the Company terminates the Executive's employment for Cause (as defined in Section 6.02) or the Executive terminates employment other than for Good Reason (as defined in Section 6.04), the Company shall pay to Executive in a lump-sum immediately after the Date of Termination (as defined in Section 6.05) that portion of the Executive's Annual Base Salary, if any, which is accrued but unpaid as of the Date of Termination. Executive will not be entitled to receive any other compensation or benefits under this Agreement. Upon termination for Cause, Executive shall forfeit his rights to any Restricted Stock that is unvested as of his Date of Termination. In addition, in the event Executive is terminated for Cause, Executive will forfeit any and all rights to the Retirement Benefit and to any unpaid Annual Bonus as of the Date of Termination. Notwithstanding the foregoing, no termination of employment for Cause shall be valid unless, no fewer than seven (7) days prior to the Date of Termination, the Company provides Executive with written notice of its intent to consider termination of the Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration ("Notice of Consideration"). Thereafter, for a period of not less than fourteen (14) days after the date the Notice of Consideration is provided, the Executive shall have the opportunity to appear before the Board, with or without legal representation, at the Executive's election, to present arguments on his own behalf. Following such presentation to the Board, the Executive shall be terminated for Cause only if (a) three-quarters (3/4) of the members of the Board determine reasonably and in good faith that the actions of the Executive constituted Cause and that the Executive's employment should accordingly be terminated for Cause; and (b) the Board provides the Executive with a written determination ("Notice of Termination") setting forth in full specificity the basis of such termination of employment.

     5.02 Termination of Employment for Death or Disability. If, before the end of the Contract Term, the Executive's employment terminates due to death or Disability, the Company shall pay to the Executive (or to the Executive's Beneficiary, as defined in Section 8.04) in a lump-sum immediately after the Date of Termination an amount which is equal to the sum of the amounts specified in (a), (b) and (c) as follows:

     (a) the portion of Executive's Annual Base Salary, if any, which is accrued but unpaid as of the Date of Termination;



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     (b)  the amount of any Annual Bonus accrued during any period which ended during the Contract Term prior to the Date of Termination, but which is unpaid as of the Date of Termination;

     (c) Executive (or his personal representative, the person to whom the option is transferred by will or applicable laws of descent and distribution or the beneficiary designated in accordance with the Incentive Plan) shall be entitled to exercise any vested and unexercised option for a period of one-year following his Date of Termination; and

     (d) a pro-rata portion of the Annual Bonus (the "Pro-Rata Bonus") for the fiscal year during which Executive's termination occurs equal to the Annual Bonus amount that Executive would have received, if any, for such year if he had remained employed throughout such fiscal year multiplied by a fraction the numerator of which is the number of days Executive was employed during such fiscal year and the denominator of which is 365. The Pro-Rata Bonus shall be calculated and payable at the same time the Annual Bonus is customarily calculated and paid to the Company's executives.

     5.03 Termination of Employment by the Company Without Cause or by the Executive for Good Reason. If, before the end of the Contract Term, the Executive's employment is terminated by the Company without Cause (defined in Section 6.02) or by the Executive for Good Reason (defined in Section 6.04), the Executive shall receive the following:

     (a) the portion of Executive's Annual Base Salary and Annual Bonus, if any, that is accrued but unpaid as of the Date of Termination;

     (b)  a Pro-Rata Bonus (calculated as described in Section 5.02(c);

     (c) an amount equal to two (2) times the sum of Executive's Annual Base Salary and Annual Bonus. For purposes of this paragraph (c), Executive's Annual Bonus shall be equal to the Annual Bonus paid to Executive with respect to the fiscal year ended immediately prior to Executive's Date of Termination; provided, that if Executive's Date of Termination is prior to the close of the first full fiscal year following the Effective Date, then the Annual Bonus for purposes of this paragraph (c), only shall be $150,000;

     (d) an amount equal to Executive's unvested benefits, if any, under any profit sharing plan, retirement plan or ESOP which are forfeited on account of the Executive's employment being terminated including without limitation the Retirement Benefit described in Section 4.08;

     (e) Executive's unvested options and restricted stock (including, but not limited to the Restricted Stock described in Section 3.03), if any, shall fully vest and become non-forfeitable immediately. Executive shall be




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          entitled to exercise any unexercised option for a period of ninety
          (90) days following his Date of Termination; and

     (f) the Company shall continue to provide medical and life insurance as described in Section 4.02 for a period of two years following the Date of Termination; provided, that Executive shall pay an amount equal to the amount active employees pay for such coverage as of the Date of Termination; provided further, that notwithstanding the foregoing, the amount of any benefits provided under Section 4.02 shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of his subsequent employment after the Date of Termination; and

     (g) in the event such termination is within twelve (12) months of a Change in Control (as defined in Section 6.03), Executive shall be entitled to three (3) times (rather than 2 times) the Annual Base Salary and Annual Bonus amounts described in paragraph (c), above and shall be entitled to three (3) years (rather than 2 years) of the continued medical and life insurance benefits described in paragraph (f), above.

     5.04 Other Termination Benefits. Except to the extent the Board determines reasonably and in good faith that it would be duplicative of benefits provided in this Agreement and excluding any severance or termination benefits, in addition to any amounts or benefits payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company subject to the terms and conditions of such plan, policy or program or as otherwise required by applicable law.

     5.05 Gross-up of Excise Taxes.

     (a) Subject to Section 5.05(b), in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.05) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or imposed by any other taxing authority, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"), no later than thirty
          (30) days prior to the due date (without regard to any extensions thereof) for payment of the Excise Tax, in an amount such that after payment by the Executive of all Taxes (and any interest and penalties imposed with respect thereto) including, without limitation, any income and employment taxes and Excise Tax, imposed




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          upon the Payments. Calculations of Taxes shall be based upon the maximum marginal rates then in effect.

     (b) Notwithstanding any other provision of this Section 5.05, if the aggregate After-Tax Amount (defined below) of the Payments and Gross-Up Payment that, but for this paragraph (b), would be payable to Executive, does not exceed 110% of the After-Tax Floor Amount (defined below), then no Gross-Up Payment shall be made to Executive and the aggregate amount of Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Payment to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of Taxes. For purposes of this paragraph: (i) "After-Tax Amount" means the portion of a specified amount that would remain after payment of all Taxes paid or payable by Executive in respect of such specified amount; (ii) "Floor Amount" means the greatest pre-tax amount of Payments that could be paid to Executive without causing Executive to become liable for any Excise Taxes in connection therewith; and (iii) "After-Tax Floor Amount" means the After-Tax Amount of the Floor Amount.

     (c) In the event that the amount of Excise Tax that the Executive paid in connection with any Payments or Gross-Up Payments is subsequently determined to be greater than the amount of the Executive's actual Excise Tax liability, the Executive shall repay to the Company at the time that the amount of the actual Excise Tax liability is finally determined the amount of the Gross-Up Payment attributable to such overpayment, plus interest on the amount of such overpayment at the applicable federal rate (as defined in Section 1274(d) of the Code). In the event that the amount of Excise Tax that the Executive paid in connection with any Payment or Gross-Up Payment is subsequently determined to be less than the amount of the Executive's actual Excise Tax liability, the Company shall make an additional Gross-Up Payment in respect of such underpayment (and in respect of any interest and penalties payable by the Executive to the Internal Revenue Service with respect to such underpayment) at the time that the amount of the actual Excise Tax liability is finally determined.

     (d) All determinations required to be made under this Section 5.05 shall be made by the public accounting firm that is retained by the Company at the time immediately prior to the Change in Control. Such accounting firm shall provide its determinations to the Executive and such determinations shall be binding upon the Company and the Executive.

     (e) The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings


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          concerning the existence or amount of liability for Excise Tax and the expenses of any such proceedings shall be borne solely by the Company.

                                   ARTICLE VI

                               CERTAIN DEFINITIONS

     6.01 "Disability" means any medically determinable physical or mental impairment, that can be expected to last for a continuous period of not less than six (6) months, and that renders the Executive, with or without reasonable accommodation, unable to perform the duties required under this Agreement. The date of the determination of Disability is the date on which the Board, based on such medical and other evidence and advice as it deems appropriate, reasonably and in good faith determines that Executive suffers from a Disability.

     6.02 "Cause" means (a) Executive's commission of any felony or other crime involving moral turpitude, fraud or dishonesty; (b) any serious misconduct in the course of the Executive's employment; (c) the Executive's habitual neglect of his duties (other than on account of Disability); or (d) any material breach of the Agreement or any other written agreement with or written policy of the Company; provided that, with respect to (d), following the Company's provision of Notice of Consideration (defined in Section 5.01) to Executive, the Company shall allow Executive to cure to the fullest extent possible any such breach capable of cure for a period of seven (7) days following the Notice of Consideration; provided however, that if such act or omission is determined reasonably and in good faith by the Board to be intentional, knowing or repeated, the Company shall not be required to provide Executive with such opportunity to cure; provided, further, that for purposes of this Agreement, Cause shall not mean:

         (i)   bad judgment or negligence other than habitual neglect of duty;

         (ii) any act or omission believed by the Executive in good faith to have been in the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which the Executive was not legally entitled);

         (iii) any act or omission with respect to which a determination could properly have been made by the Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under the By-Laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission; or

         (iv) any act or omission with respect to which Notice of Consideration is given more than twelve (12) months after the earliest date on which any member of the Board who is not a party to the act or omission knew of such act or omission.




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     6.03 "Change in Control" means the occurrence of any of the following events:

          (a) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the "Voting Securities") provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or, direct or indirect, majority-owned subsidiaries of the Company, (ii) by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company, (iii) by any underwriter temporarily holding securities pursuant to any offering of such securities, (iv) pursuant to a Non-Control Transaction (as defined in paragraph (c)), (v) pursuant to any acquisition by the Executive or any group of persons including the Executive, or (vi) in which Voting Securities are acquired from the Company, if a majority of the Board of Directors of the Company approves a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Change in Control under this paragraph (a);

          (b) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that
               (i) any person becoming a director subsequent to the Effective Date, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be a member of the Incumbent Board;

          (c) the consummation of a merger or consolidation or similar form of corporate reorganization, or sale or other disposition of all or substantially all of the assets, of the Company (a "Business Combination") is consummated, unless immediately following such Business Combination: (i) more than 50% of the total Voting Securities of the corporation resulting from such Business Combination (including, without limitation,



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               for purposes of making such 50% determination, any shares owned through any entity which directly or indirectly has beneficial ownership of such Voting Securities) are represented by shares held by shareholders of the Company immediately prior to such Business Combination (either by remaining outstanding or being converted), (ii) no person (other than any holding company resulting from such Business Combination), any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 30% or more of the Voting Securities) is the beneficial owner, directly or indirectly of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board of Directors, providing for such Business Combination (a "Non-Control Transaction"); or

          (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such person, then a Change in Control shall occur.

     6.04 "Good Reason" means the occurrence of any one of the following events:

          (a) the failure of the Company's shareholders and the Board to elect and re-elect the Executive Chief Executive Officer, President and a member of the Board following the Initial Election,

          (b) assignment to the Executive of any duties materially and adversely inconsistent with the Executive's position as specified in Article I hereof (or such other position to which he may be promoted), including status, offices, or responsibilities contemplated under Article I of this Agreement, or any other action by the Company which results in a material and adverse diminution in such position, status, offices, titles or responsibilities,

          (c) the failure of the Company to assign this Agreement to a successor to the Company,

          (d)  any failure by the Company to comply with the provisions of
               Article III of this Agreement,

          (e) the Company's requiring, without the Executive's prior written consent, the Executive to be based at any office or location more than 30 miles from the Troy, Michigan office, or

          (f) any material adverse change in the terms and conditions of the Executive's employment under this Agreement.

Executive shall provide the Company written notice of any act or omission he believes constitutes Good Reason hereunder within thirty (30) days after such act or omission and any such act or omission identified in such written notice to the Company shall constituted Good Reason hereunder only if the Company fails to cure such act or omission within thirty (30) business days after written notice from the Executive; provided, however, that if the act or omission is intentional or knowing, the Executive shall not be required to provide such opportunity to cure.

     6.05 "Date of Termination" means the date as of which the Executive's employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or Disability.

                                  ARTICLE VII

                              RESTRICTIVE COVENANTS

     7.01 Confidential and Proprietary Information.

          (a) Obligation to Keep Confidential. At all times during the term of Executive's employment with the Company and thereafter, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Confidential Information (defined below) of the Company and its affiliates ("Company Parties") except as such disclosure, use or publication may be required in connection with Executive's ordinary course performance of his services for the Company, or unless Executive is expressly authorized in writing by the Company to make such disclosure or use of Confidential Information in advance. Furthermore, Executive will keep secret all matters entrusted to Executive as an employee of the Company, and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company or any of its affiliates. Further, Executive agrees that during his employment he shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs ("Company Materials") otherwise than for the benefit of the Company, and shall not use any Company Materials after the termination of Executive's employment. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that Executive first notifies the Company of such subpoena or order and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

          (b) Definition of Confidential Information. The term "Confidential Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of any of the Company Parties. By way of illustration but not limitation, "Confidential Information" includes (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans (whether contemplated, initiated or completed) for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, the identity of suppliers and customers, recruiting information and information regarding the skills and compensation of the employees of the Company or other personnel matters. "Confidential Information," however, does not include information that is or becomes publicly available through no breach of this Agreement (although the confidentiality restrictions of this Agreement shall continue to apply to information which only became public as a result of a breach of a confidentiality obligation owed to any of the Company Parties to the extent that Executive knows that the information became public by virtue of an improper disclosure).

          (c) Third Party Information. Executive understands, in addition, that the Company Parties have received and in the future may receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of the Company Parties to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive's employment with the Company and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Executive's work for the Company, any Third Party Information unless expressly authorized in writing by the Board in advance.

          (d) Ownership and Assignment of Confidential Information and Proprietary Rights. Executive hereby assigns to the Company any rights Executive may have or acquire in Confidential Information, and recognizes that all Confidential Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith. In furtherance of the foregoing, Executive hereby agrees that immediately upon the termination of Executive's employment, Executive will deliver all Company Materials and any copies thereof then in Executive's possession to the Company. Executive further agrees that any property situated on the Company's premises and owned by the Company or any of the Company Parties, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Finally, Executive understands and agrees that the Company maintains an electronic mail system and related facilities for the purpose of business communications, and that the Company retains the right to review any and all electronic mail communications, with or without notice, at any time.

          (e) Assignment of Inventions. Executive hereby assigns to the Company all of his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, (i) during the course of the performance of services for the Company,
               (ii) relating to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which reasonably may be used in proximate relation therewith or (iii) which results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. EXECUTIVE UNDERSTANDS, AGREES AND IS HEREBY NOTIFIED THAT THIS SECTION 7.01(e) SHALL NOT APPLY TO ANY INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITIES, CONFIDENTIAL INFORMATION OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EXECUTIVE'S OWN TIME UNLESS (i) THE INVENTION RELATES (I) TO THE BUSINESS OF THE COMPANY, OR (II) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (ii) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY EXECUTIVE FOR THE COMPANY, OR OTHERWISE AS SET FORTH IN THE PRECEDING SENTENCE. Inventions assigned to the Company by this paragraph 7.01(e) are hereinafter referred to as "Company Inventions." Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the performance of services for the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

          (f) Assistance in Enforcement of Proprietary Rights. Executive will assist the Company in every proper way to obtain, renew, restore and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Executive's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive's employment with the Company, but the Company shall compensate Executive at a reasonable rate after Executive's termination for the time actually spent by Executive at the Company's request in rendering such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure Executive's signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized offices and agents as Executive's agent and attorney-in-fact, to act for and on Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Executive.

          (g) Obligation to Keep Company Informed. During the period of Executive's service to the Company, Executive will promptly and fully disclose in writing to the Company any and all Company Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice. In addition, after termination of Executive's employment with the Company, Executive will disclose all patent applications filed by Executive within two (2) years after such termination.

     7.02 Non-Competition.

          (a) Executive agrees that during his employment and for a period of two-years following the termination of his employment with the Company for any reason, he will not, directly or indirectly, engage in any business (whether as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise) which, to the best of Executive's knowledge, is or is about to become engaged in the same or similar business as the Company or that is or is about to become competitive in any respect with the business in which the Company or any of its subsidiaries is involved or plans to be involved (provided Executive is aware of such plans) within any place in the United States or world-wide where the Company or its affiliates operate and/or conduct business as of the Date of Termination.

          (b) If Executive desires to engage in any business, employment or other activity that may violate the restrictions of Section 7.02(a), above, Executive shall give the Board written notice of such proposed activity in such form and detail as is acceptable to the Board and request that the Board consent to such activity and agree that such activity will not be considered a violation of the restrictions of Section 7.02(a). The Board may, reasonably and in its sole discretion, grant or refuse to grant such consent and/or may condition its consent, if any, on such terms and conditions as the Board shall deem reasonably appropriate.

     7.03 Non-Solicitation of Executives, Employees and Consultants. For a period of two (2) years following the Date of Termination with the Company, the Executive shall not solicit, hire, attempt to solicit or hire, or participate either directly or indirectly in any attempt to solicit or hire any person who was an executive, employee or independent contractor or consultant of the Company or any affiliate as of the Executive's Date of Termination or within the twelve (12) month period prior thereto.

     7.04 Non-interference with Business Relations. During the Contract Term and for a period of two (2) years following the Date of Termination, Executive shall not, directly or indirectly, solicit, induce or attempt to solicit or induce any client, customer, supplier, vendor licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company, or in any way interfere with any such business relation of the Company.

     7.05 Nondisparagement. During the Contract Term and for a period of two (2) years thereafter, Executive shall not in any form of written or oral expression, or by act or deed, communicate any criticism, disparaging remark or condemn or impugn the reputation of the Company or disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, about any product or service provided by the Company, or about the Company's prospects for the future, except as may be required by legal process.

     7.06 Return of Company Property. Immediately upon termination of the Executive's employment under this Agreement for any reason, the Executive shall return to the Company all Company Materials and property in his possession or control including without limitation all manuals, records, reports, notes, contracts, lists, hardware, software, computer programs, computer systems, and other documents or materials, of any type or nature whatsoever, regardless of form, which relate to the Company, without retaining any copies or reproductions thereof. Executive acknowledges and agrees that all such information, property and equipment shall be the sole and exclusive property of the Company, as the case may be.

     7.07 Remedies and Acknowledgment of Reasonableness. Executive acknowledges that compliance with this Article VII is necessary for the protection of the goodwill and other proprietary interests of Company, and that, after carefully considering the extent of the restrictions upon him and the rights and remedies conferred upon Company under this Article VII, the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are designed fully to protect the legitimate interests of Company, and do not confer a benefit upon Company disproportionate to the detriment to Executive. Executive further acknowledges and agrees that in the event of a breach of this Article VII, Company would not have an adequate remedy at law because the damages flowing from such breach would not be readily susceptible of measurement in monetary terms and that Company shall be entitled to injunctive relief and may obtain a temporary order restraining any threatened breach or future breach in addition to any other remedies which may be available at law or equity. Nothing in this paragraph shall be deemed to limit Company's remedies at law or in equity for breach of this Article VII or any other paragraph of this Agreement.

     7.08 Additional Remedy -- Forfeiture. In addition to the remedies set forth in Section 7.07, in the event Executive breaches any of the restrictive covenants in this Article VII, the Company may require Executive to refund to the Company any severance payments or other benefits made or provided pursuant to this Agreement or otherwise.

     7.09 Enforcement. If, at the time of enforcement of this Article VII, a court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions.

     7.10 Survival. All of the provisions of this Article VII shall survive Executive's termination of employment without regard to (i) the reasons for such termination or (ii) expiration of the Contract Term. In the event of any such violation of any section in this Article VII, the Executive further agrees that the time periods set forth herein shall be extended by the period of such violation.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.01 Expenses.

          (a) If the Executive incurs legal or other fees and expenses in an action to establish entitlement to benefits under this Agreement, and if Executive prevails in such action as to a material claim or issue, the Company shall reimburse the Executive for reasonable legal fees and related expenses associated with such claim or issue.

          (b) The Company shall provide reimbursement of reasonable fees and expenses, as described in paragraph (a) above, to the Executive upon the

               Executive's written submission of a request for reimbursement together with proof that the fees and expenses were incurred both of which shall be in a form satisfactory to the Company.

          (c) The Company shall reimburse legal expenses related to the negotiation and documentation of this Agreement between Executive and Company; provided, that such reimbursement shall not exceed $20,000.

          (d) If the Company incurs legal or other fees in any effort to enforce the provisions of Article VII and the Company prevails as to a material claim or issue in such effort, Executive shall reimburse the Company for all reasonable legal fees and expenses incurred with respect to such claim or issue upon written request from the Company evidencing such fees and expenses.

     8.02 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. If the Company fails to make any payment payable hereunder within thirty (30) days after such amounts are due, then the Executive shall be entitled to receive interest, compounded monthly, on the unpaid amount, at a rate equal to the highest interest rate applicable to the Company in its borrowing of funds from any third party during the period of nonpayment, and if no such rate is determinable, or if higher, at a rate equal to one percent above the prime commercial lending rate announced by Trust Company Bank, N.A. in effect from time to time during the period of such nonpayment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

     8.03 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and shall be binding on the Company or any successor to the Company.

     8.04 Beneficiary. If the Executive dies prior to receiving all of the amounts payable hereunder, such amounts shall be paid in a lump-sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") and if no such Beneficiary is designated, to the Executive's estate.

     8.05 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, executive or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     8.06 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     8.07 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by both the Company and Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     8.08 Notices. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company:        Intermet Corporation
                                            5445 Corporate Drive, Suite 200
                                            Troy, Michigan 48098
                                            Attn: General Counsel

                  If to the Executive:      Gary F. Ruff
                                            2541 Golfcrest Drive
                                            Rochester Hills, MI 48309

                  with a copy to:           Valentine & Associates, P.C.
                                            5767 West Maple Rd., Suite 400
                                            West Bloomfield, MI 48322
                                            Attn: Victoria A. Valentine

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

     8.09 Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     8.10 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

     8.11 Effect on Other Agreements. This Agreement shall supersede all prior agreements, promises and representations regarding severance or other payments contingent upon termination of employment, including the Employment Agreement between the Executive and the Company, dated June 1, 1999.

     8.12 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Michigan, without regard to its choice of law principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

INTERMET CORPORATION                             GARY F. RUFF
Company                                          Executive

By:       /s/ Jack Reed                          /s/ Gary F. Ruff
          -----------------------------------    -------------------------------
          Jack Reed                              Gary F. Ruff

Its:      Chairman of Compensation Committee
          -----------------------------------

Date:     July 23, 2003                          Date:   July 21, 2003
          ---------------------------------             ------------------------

                                   EXHIBIT A

                                    BY-LAWS